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                                                                    Exhibit 5(b)

                              MONTHLY DISABILITY BENEFIT RIDER

BENEFIT When we receive due proof that the insured is totally disabled as defined in the Disability Defined section, we will add a monthly benefit to the fixed account of this policy during the insured's continued disability, but not beyond the insured's attained age 65. The monthly benefit is the monthly disability benefit rider amount multiplied by the percent of premium factor. The monthly disability benefit rider amount and the percent of premium factor are shown on the policy specifications page.

DISABILITY                    Disability shall mean that as a result of bodily
DEFINED                       injury or disease starting after the date of
                              issue, the insured is totally disabled so that the insured:

                              1. is and for a continuous period of at least 180 days has been prevented from working in any occupation for which the insured is reasonably qualified by education, training, or experience; or

                              2. has suffered total and irrecoverable loss of the sight of both eyes, or the loss of both hands, or both feet, or one hand and one foot.

START OF                      Disability must start:
DISABILITY
                              1.  while this policy and rider are in force, and

                              2.  before the insured's attained age 60.

NOTICE OF                     Written notice of disability must be received by
DISABILITY                    us at the home office during the insured's
                              continuing disability unless it can be shown that notice was given as soon as reasonably possible.

GENERAL                       If the claim is approved, we will add the monthly
TERMS                         benefit to the fixed account of this policy
                              beginning on the first monthly due date after the start of the insured's disability.

                              All benefits provided by this rider will be allocated to the fixed account.

                              We will add no more than 12 retroactive benefits in cases of delayed notice of a claim.

EXCLUSIONS                    We will not pay monthly benefits if the disability
FROM COVERAGE                 results from:

                              1.  intentionally self-inflicted injury, or

                              2. war or any act attributable to war, declared or undeclared, while the insured is in the military service of any country.

TERMINATION                   The owner must give proof of the insured's
OF DISABILITY                 continuing disability upon request unless benefits
                              are being paid under Item 2 of the Disability
                              Defined section. This proof may require that the insured be examined by a physician acceptable to us. If this proof is not furnished within 91 days of a request, the monthly benefit for this disability will end.

                              We will notify you of the termination of the monthly disability benefit.

CHARGE FOR                    The charge for this rider will be added to the
THIS RIDER                    monthly deduction for this policy. The monthly
                              charge for this rider is the sum of:

                              1. the monthly disability benefit rider amount shown on the policy specifications page times a percentage at the insured's attained age; plus

                              2. the extra monthly charge for a special premium class for this rider, if


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                                  any.

                              The guaranteed maximum percentages are shown in the following table.

                                       GUARANTEED MAXIMUM PERCENTAGES
                              ---------------------------------------------------
                              Attained    Percentage     Attained      Percentage
                                Age           %            Age             %
                              ---------------------------------------------------
                               21-30         6.0          51-55           15.0
                               31-40         7.0          56-64           20.0
                               41-45         8.0          65 and           0.0
                               46-50         10.0         above

TERMINATION                   This rider will end when:
OF RIDER
                              1.  the insured attains age 60 before the start of
                                  any disability;

                              2. the owner is receiving the benefits of this rider and the insured attains age 65;

                              3.  the policy ends for any reason; or

                              4. the owner's signed request for termination is received.

PROCEEDS Any proceeds paid under this policy will not be reduced by any monthly benefits paid by this rider.

GUARANTEED                    This rider does not increase or decrease any
VALUES                        guaranteed values of this policy.

CONTRACT This rider is subject to all the terms of this policy except as modified in this rider.


                              Attached to and made a part of this policy effective as of the date of issue of the rider.



                    FARMERS NEW WORLD LIFE INSURANCE COMPANY

                    /s/ C. Paul Patsis
                      C. Paul Patsis                      John Patton
                         President                         Secretary